Exhibit 99.1

Company Contact:

Dan Johnston

Chief Financial Officer

314-678-6007

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports 16% Revenue Increase in the Fourth Quarter 2009

New Orders Up 22% Sequentially; Second Consecutive Quarterly Increase

Recurring Revenue Reaches Record $5.1 Million

Cash Burn Declines to $2.9 Million

Full Year 2009 Revenue Up 27%; Gross Margin Percentage of 67%; Operating Expenses Decrease 14%

St. Louis, MO, February 25, 2010 —Stereotaxis, Inc. (NASDAQ: STXS) today reported its financial results for the quarter and the year ended December 31, 2009. Revenue for the recent fourth quarter grew 16% to $14.1 million compared with $12.1 million in the same quarter a year ago. The Company recognized revenue on six Niobe® Magnetic Navigation Systems, nine Odyssey™ systems and four Odyssey Cinema™ systems, totaling $9.0 million. Disposables, services and accessories revenue set another record at $5.1 million, a 51% increase from the fourth quarter of 2008, attributable to favorable pricing and procedure growth. The 2009 fourth quarter operating loss decreased 9% to $5.8 million from $6.4 million in 2008.

For the full year 2009, revenue grew 27% to $51.1 million compared with $40.4 million in 2008. Recurring revenue increased 54% to $18.5 million from $12.0 million in 2008. Gross margin for the year was up 30% to $34.1 million, or 66.7% of sales, compared with 64.9% of sales in 2008. Operating expenses decreased 14%, resulting in a 42% reduction in the operating loss to $23.8 million in 2009 compared with the $41.0 million operating loss in 2008.

Michael P. Kaminski, President and Chief Executive Officer, said, “We are very pleased with our financial performance in 2009. Both systems revenue and revenue from disposables and services grew substantially during the year. During the quarter, we generated new orders totaling $7.7 million, up from $6.3 million in the third quarter and just $5.0 million in the second. The increase in orders is an indication that capital spending by hospitals is improving. The Odyssey platform continues to gain recognition in the market. There was substantial interest in the Odyssey platform at the Atrial Fibrillation Symposium in Boston last month. Physicians recognize Odyssey’s value in integration of diverse sources of diagnostic and other patient information into a single format, which provides improved efficiency, enhanced archiving and a unique opportunity to network labs and sites. We anticipate significant Odyssey revenue in 2010 from non-magnetic labs. We anticipate the economic recovery in the U.S. to result in increased commitments from hospitals for new capital projects. From a financial perspective, we are committed to driving revenue growth, generating solid gross profit margins and controlling our expenses,” Mr. Kaminski concluded.

Fourth Quarter 2009 Financial Performance

Gross margin for the quarter was $9.5 million, or 67.3% of revenue, compared with $8.2 million, or 67.6% of revenue, in the fourth quarter of 2008. Fourth quarter operating expenses increased 5% to $15.3 million from $14.6 million in the fourth quarter of the prior year as 2008 benefited from the reversal of certain non-cash compensation costs related to stock compensation programs. Cash burn improved 36% to $2.9 million for the fourth quarter of 2009 compared with $4.5 million in the fourth quarter of 2008.

The operating loss in the fourth quarter decreased 9% to $(5.8) million compared with $(6.4) million in the prior year. The Company reported a net loss for the fourth quarter of 2009 of $(6.7) million, or $(0.14) per share. This compares with a net loss for the fourth quarter of 2008 of $(7.5) million, or $(0.20) per share. The weighted average shares for the recent fourth quarter totaled 48.4 million compared with 36.7 million in the fourth quarter of last year. The increase was due in large part to the issuance of 7,475,000 shares as part of the secondary stock offering completed in October 2009.

Cash and equivalents at December 31, 2009 totaled $30.5 million, compared with $30.4 million at December 31, 2008. Included in the cash position at the end of 2009 was approximately $27.8 million in net proceeds received from the stock offering during the fourth quarter. Total debt was $23.7 million, including $10 million drawn against the Company’s $30 million line of credit. As previously disclosed, in October 2009 the Company received a commitment to expand its line of credit from $25 million to $30 million and to extend the maturity date from March 31, 2010 to March 31, 2011.

2010 Financial Guidance

The Company provided its outlook for 2010 as follows:

•	New capital order growth in excess of 40%

•	Total revenue growth in the mid-20% range

•	Gross margins above 65%

•	Operating expenses between $60 and $65 million

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Time today to discuss its financial results for the fourth quarter. To access the conference call, please dial (877) 941-9205. International participants can call (480) 629-9866. An audio replay of the call will be available for seven days following the call at (800) 406-7325 for U.S. callers or (303) 590-3030 for those calling outside the U.S. The password required to access the replay is 4207018#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=66045

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. Stereotaxis’ Odyssey solutions integrate and manage information from disparate information sources, eliminating the challenge of interacting simultaneously with many separate diagnostic systems, driving optimized workflow and improved productivity. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

(Tables to follow)

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS (1)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue
System	$8,966,960	$8,743,693	$32,661,573	$28,375,880
Disposables, service and accessories	5,114,431	3,382,791	18,487,982	11,989,293

Total revenue	14,081,391	12,126,484	51,149,555	40,365,173

Cost of revenue
System	3,990,424	3,233,985	13,240,430	12,008,090
Disposables, service and accessories	619,061	693,558	3,781,203	2,169,700

Total cost of revenue	4,609,485	3,927,543	17,021,633	14,177,790

Gross margin	9,471,906	8,198,941	34,127,922	26,187,383

Operating expenses:
Research and development	4,012,977	3,561,488	14,260,854	17,422,828
Sales and marketing	7,269,738	5,363,663	28,694,540	28,660,663
General and administration	4,003,449	5,663,051	15,010,490	21,121,164

Total operating expenses	15,286,164	14,588,202	57,965,884	67,204,655

Operating loss	(5,814,258)	(6,389,261)	(23,837,962)	(41,017,272)
Other income/(expense)	845,470	—	911,977	—
Interest income	10,699	29,205	44,768	194,870
Interest expense	(1,752,762)	(1,131,965)	(4,613,240)	(3,063,572)

Net loss	$(6,710,851)	$(7,492,021)	$(27,494,457)	$(43,885,974)

Net loss per common share:
Basic and diluted	$(0.14)	$(0.20)	$(0.63)	$(1.20)

Weighted average shares used in computing net loss per common share:
Basic and diluted	48,374,735	36,714,618	43,344,324	36,585,086

(1)	On September 23, 2009, the Financial Accounting Standards Board ratified Emerging Issues Task Force (EITF) Issue 08-1, creating Accounting Standards Update (ASU) 2009-13 “Multiple-Deliverable Revenue Arrangements”. The Company adopted this standard in the fourth quarter of 2009, effective for transactions occurring on or after January 1, 2009. Since there were no material changes to any amounts previously reported in 2009 or 2008, these periods were not required to be restated.

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$30,546,550	$30,355,657
Accounts receivable, net of allowance of $322,463 and $328,307 in 2009 and 2008, respectively	11,152,648	9,739,008
Current portion of long-term receivables	66,800	197,351
Inventories	4,403,675	8,086,956
Prepaid expenses and other current assets	3,872,535	2,966,510

Total current assets	50,042,208	51,345,482
Property and equipment, net	4,790,310	6,420,600
Intangible assets	1,144,445	1,277,778
Long-term Receivables	138,441	298,123
Other assets	5,112	98,382

Total assets	$56,120,516	$59,440,365

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$3,333,333	$3,901,491
Accounts payable	3,881,205	4,561,928
Accrued liabilities	8,615,287	9,873,818
Deferred contract revenue	7,191,492	9,676,339
Warrants	4,142,614	—

Total current liabilities	27,163,931	28,013,576

Long term debt, less current maturities	20,346,655	25,271,547
Long term deferred contract revenue	948,574	1,225,656
Other liabilities	20,013	158,905

Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2009 and 2008; none outstanding at 2009 and 2008	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2009 and 2008; 50,208,171 and 42,049,792 issued at 2009 and 2008, respectively	50,208	42,050
Additional paid-in capital	331,249,918	300,892,957
Treasury stock, 40,151 shares at 2009 and 2008	(205,999)	(205,999)
Accumulated deficit	(323,452,784)	(295,958,327)

Total stockholders’ equity	7,641,343	4,770,681

Total liabilities and stockholders’ equity	$56,120,516	$59,440,365